Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-219861, 333-170403, 333-111355, 333-133265, 333-168894, and 333-236518) of Caterpillar Inc. of our report dated June 25, 2021 relating to the financial statements and supplemental schedules of the Caterpillar 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 25, 2021